June 29, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (410) 841-6296

Mr. Alan J. Hyatt
President, Chairman, and Chief Executive Officer
Severn Bancorp, Inc.
1919A West Street,
Annapolis, Maryland 21401

Re:	Severn Bancorp, Inc.
	Form 10-K for the fiscal year ended December 31, 2005
	Filed March 21, 2005
	File Number: 000-49731

Dear Mr. Hyatt:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief